Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sports Entertainment Gaming Global Corporation (formerly Lottery.com Inc.)

5049 Edwards Ranch, 4th Floor

Fort Worth, Texas 76109

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Form S-8 Registration statement under the securities Act of 1933 of Sports Entertainment Gaming Global Corporation. of our report dated April 22, 2025, relating to the consolidated financial statements of Sports Entertainment Gaming Global Corporation (formerly Lottery.com Inc.) as of and for the years ended December 31, 2024 and 2023, which report appears in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2024.

/S/ Boladale Lawal
BOLADALE LAWAL & CO
Chartered Accountant

PCAOB No:6993
Lagos, Nigeria
March 26, 2026